                           SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

                                          [_] Confidential, for Use of the
[_] Preliminary Proxy Statement               Commission Only (as Permitted by
                                              Rule 14a-6(e)(2))

[_] Definitive Proxy Statement

[X] Definitive Additional Materials

[_] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                            PS Group Holdings, Inc.
               (Name of Registrant as Specified In Its Charter)


   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[_] No fee required.

[X] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1)  Title of each class of securities to which transaction applies:

           PS Group Holdings, Inc. Common Stock

    (2)  Aggregate number of securities to which transaction applies: 6,068,313

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): Cash merger consideration of $12.00 will be exchanged for each of the 6,068,313 shares of PS Group Holdings, Inc. Common Stock. Fee calculated on the basis of 1/50 of 1% of the aggregate merger consideration of $72,819,756.

    (4)  Proposed maximum aggregate value of transaction: $72,819,756

    (5)  Total fee paid: $14,564

[X] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1)  Amount Previously Paid: $14,564

    (2) Form, Schedule or Registration Statement No.: Schedule 14A, Preliminary Proxy Statement

    (3)  Filing Party:  PS Group Holdings, Inc.

    (4)  Date Filed:  January 21, 2000

--------------------------------------------------------------------------------
[LOGO OF PS GROUP HOLDINGS]

                                 March 13, 2000

Dear Stockholder:

  Last month, we mailed to you our proxy statement relating to a special meeting of stockholders scheduled for 8:00 a.m., Pacific time today. This special meeting was called for the purpose of voting on a proposed merger in which an affiliate of Integrated Capital Associates, Inc. would acquire PS Group Holdings for $12.00 per share in cash.

 Our proxy statement included information about a putative stockholder class action that had been filed against the company and its directors challenging the proposed merger. On behalf of the entire Board of Directors, I am pleased to advise you that we have reached a tentative settlement of that lawsuit. Although the settlement is subject to court approval of a definitive settlement agreement, the plaintiff is not seeking to bar us from closing the merger if stockholders approve the merger and the other closing conditions to the merger are satisfied.

  Under the terms of the settlement, we are supplementing our proxy statement to provide you with additional information regarding the company's year-end financial results and the price at which we are proposing to sell Statex Petroleum, our oil and gas production and development subsidiary, to that subsidiary's two senior officers.

  The supplement also contains information about a 50% reduction in the termination fee that we would have to pay to Heritage Air Holdings Statutory Trust, the proposed buyer of the company, if our merger agreement is terminated under certain circumstances. This 50% reduction is intended to reduce the impediment to any other party making a competing acquisition proposal for the company that could be potentially superior to the pending transaction.

  The enclosed supplementary information is important and we encourage you to give it your careful consideration. In order to give you an opportunity to evaluate it, we agreed that we would not submit the proposed merger to a vote when the special meeting was convened today. Instead, the only action that was taken at today's meeting was to adjourn the meeting until 8:00 a.m., Pacific time, on March 23, 2000, at the Wilshire Grand Hotel, 930 Wilshire Boulevard, Los Angeles, California.

        PS Group Holdings, Inc. 4370 La Jolla Village Drive, Suite 1050, San Diego, California 92122 . (858) 642-2999 Fax: (858) 642-1955

  In addition to the supplement, we are enclosing another proxy card. If you have already voted by using the original proxy card we sent you last month, you do not need to vote again. However, if you have not already voted or if you wish to change your vote before the special meeting is reconvened on March 23, you should use the enclosed proxy card. Your Board unanimously recommends that you vote "FOR" the merger proposal at the reconvened special meeting on March 23.

  Please do not send us any of your stock certificates. If the proposed merger is completed, we will send you detailed instructions as to how to submit your stock certificates in order to receive the cash consideration for your shares.

                                         Sincerely,
                                         Charles E. Rickershauser, Jr.
                                         Chairman of the Board and
                                         Chief Executive Officer



                          If you have any questions
                             or need assistance
                         completing your proxy card
                                please call:

                                   MacKenzie
                                 Partners, Inc.

                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (call collect)
                                       or
                         call toll-free (800) 322-2855

                            PS GROUP HOLDINGS, INC.
                    4370 La Jolla Village Drive, Suite 1050
                          San Diego, California 92122
                                (858) 642-2999

                               ----------------

                                 SUPPLEMENT TO
                    PROXY STATEMENT DATED FEBRUARY 11, 2000
                                  RELATING TO
                        SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON MARCH 13, 2000

                               ----------------

                              GENERAL INFORMATION

  PS Group Holdings, Inc., a Delaware corporation ("PSGH"), hereby supplements its Proxy Statement dated February 11, 2000 (the "Proxy Statement") furnished to the PSGH stockholders in connection with a special meeting scheduled for March 13, 2000 at 8:00 a.m., Pacific time, at the Wilshire Grand Hotel, 930 Wilshire Boulevard, Los Angeles, California.

  This Supplement should be read in conjunction with the Proxy Statement. All capitalized terms used but not defined in this Supplement have the meanings given to them in the Proxy Statement. If you need another copy of the Proxy Statement, please contact Johanna Unger, Secretary, at the address appearing at the top of this Supplement.

  This Supplement is being mailed to stockholders on March 13, 2000 in accordance with the terms of the settlement described under "LITIGATION SETTLEMENT" below.

                   INFORMATION REGARDING THE SPECIAL MEETING

  The special meeting was convened on the date and time, and at the location, specified under "GENERAL INFORMATION" above. However, in accordance with the terms of the settlement described under "LITIGATION SETTLEMENT" below, stockholders were not asked to vote on the PSGH Merger Proposal at that time. Instead, the vote was deferred in order to give stockholders an opportunity to evaluate the information contained in this Supplement. For that purpose, the meeting was adjourned until 8:00 a.m., Pacific time, on March 23, 2000 at the Wilshire Grand Hotel, 930 Wilshire Boulevard, Los Angeles, California.

  The date for determining the stockholders of record of PSGH common shares who will be entitled to vote at the reconvened special meeting on March 23, 2000 and any further adjournments or postponements remains the close of business on February 10, 2000.

  Stockholders who are entitled to vote at the special meeting, and who have not already voted or who wish to change their vote, can use the enclosed proxy card. Stockholders who have already voted by using the proxy card sent to them with the Proxy Statement need not vote again if they do not wish to change their vote.

  You can vote by proxy or in person at the reconvened special meeting on March 23, 2000. If you return your signed proxy card before the special meeting, the proxy holders will vote your shares as you direct. If you return your proxy card and do not specify on the card how you want your shares voted, the proxy holders will vote them "FOR" the PSGH Merger Proposal. Your failure to return a proxy card will have the same effect as a vote against the PSGH Merger Proposal.

                             LITIGATION SETTLEMENT

  Under the caption "THE PSGH MERGER -- Certain Litigation," on pages 54 and 55 of the Proxy Statement, information was provided regarding a putative stockholder class action filed against PSGH, its directors and 25 unnamed "Doe" defendants in the California Superior Court for the County of San Diego entitled Gibson v. PS Group Holdings, Inc., Case No. GIC740874. That information summarized the status of the lawsuit as of February 11, 2000, when the Proxy Statement was first mailed to stockholders.

  On February 18, 2000, plaintiff filed an amended complaint in the action to add allegations that the defendants failed to disclose, in the Proxy Statement, certain information regarding Statex and PSGH's year-end and fourth quarter 1999 results.

  On February 22, 2000, plaintiff's counsel notified defendants' counsel that plaintiff intended to apply for a temporary restraining order to enjoin the PSGH Merger. On the same day, defendants removed the case to the U.S. District Court for the Southern District of California. The previously scheduled February 2000 telephonic hearing by the California Superior Court on defendants' demurrer to the original complaint and plaintiff's motion for expedited discovery did not occur.

  On March 1, 2000 the plaintiff made a motion to remand the case back to the state court. The defendants filed an opposition to that motion.

  On March 8, 2000, plaintiff and defendants reached a tentative settlement of the case. The settlement is subject to the execution of a definitive settlement agreement and court approval of that agreement (by reason of the U.S. District Court, on March 8, 2000 after the tentative settlement had been reached earlier that day, granting the plaintiff's motion for remand, the requisite court approval must be obtained from the California Superior Court). The settlement is also subject to the consummation of the PSGH Merger. However, pending satisfaction of those conditions, the plaintiff is not pursuing its motion for a temporary restraining order against the PSGH Merger.

  Under the terms of the tentative settlement:

  . PSGH is mailing this Supplement (which has been reviewed by plaintiff's counsel) and is including the year-end and fourth quarter 1999 results of PSGH and the proposed purchase price for Statex.

  . Heritage Trust has irrevocably waived $1.25 million of the $2.5 million fee payable to it by PSGH if the PSGH Merger Agreement is terminated under the circumstances described in the Proxy Statement on pages 64 to 65 under the caption "THE PSGH MERGER AGREEMENT -- Termination Fee; Expenses." This 50% reduction of the termination fee potentially payable to Heritage Trust is intended to reduce the impediment to any other party making a competing acquisition proposal that could constitute a "Superior Proposal" for the purposes of the PSGH Merger Agreement (the meaning of this term, and the related provisions of the PSGH Merger Agreement relating to the actions which the PSGH Board of Directors is permitted to take in connection with unsolicited offers for the company, are discussed in the Proxy Statement on pages 61 to 62 under the caption "THE PSGH MERGER AGREEMENT -- Restrictions on Solicitations").

  . As indicated above under "GENERAL INFORMATION," PSGH has deferred the stockholder vote on the PSGH Merger Proposal until March 23, 2000 in order to give its stockholders an opportunity to evaluate the information contained in this Supplement.

                          PSGH 1999 FINANCIAL RESULTS

  On March 3, 2000, PSGH issued a press release reporting its operating results for the fourth quarter of 1999 and for the entire year ended December 31, 1999. In accordance with the settlement described under "LITIGATION SETTLEMENT" above, PSGH is including in this Supplement the financial information contained in its March 3, 2000 press release. The information is attached as Annex A to this Supplement and is incorporated by reference.

  The attention of stockholders is drawn to the information contained in Annex A under the caption "Forward-Looking Statements," which supplements the caution contained on page 5 of the Proxy Statement under the caption "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS." Stockholders should also note that the information contained in Annex A does not constitute a complete set of audited financial statements, and related notes of PSGH, for the year ended December 31, 1999. PSGH and Heritage Trust currently plan to close the PSGH Merger as soon as possible following the reconvened special meeting on March 23, 2000 and, if the PSGH Merger is completed on or before March 29, 2000, PSGH will not be required to (and will not) publicly file, with the SEC or any stock exchange, audited financial statements and related notes for 1999.

                      PROPOSED PURCHASE PRICE FOR STATEX

  Page 36 of the Proxy Statement, under the caption "THE PSGH MERGER -- Background of the PSGH Merger," included information about the Statex LOI, which contemplates the sale of Statex to its two senior officers.

  The LOI is still in effect. The proposed buyers have obtained a financing commitment expiring March 17, but the transaction remains subject to the negotiation and execution of mutually acceptable definitive acquisition and financing documentation and to the satisfaction of the closing conditions specified therein.

  In accordance with the settlement described under "LITIGATION SETTLEMENT" above, PSGH is providing stockholders with the following description of those provisions of the Statex LOI that specify the proposed purchase price for Statex.

  . At the closing of the transaction, the buyer (an entity to be formed by the two senior officers of Statex) will:

    . . pay PSG (the direct parent of Statex) $4.15 million in cash, less the buyer's reasonably documented transaction expenses up to a maximum of $50,000; and

    . . retire the existing bank debt of Statex, the principal amount of which is $6.65 million and the accrued interest on which is expected to be approximately $29,000 at the time of the closing.

  . For each of the four quarters beginning with the quarter ended March 31, 2000, the buyer will obligated to pay PSG $100,000 in cash.

  .  PSG will also be entitled to the following contingent payments:

    . . The right to receive (from time to time as received by Statex) up to $300,000 equal to the first money received by Statex as gas imbalance payments relating to the under-production of Statex's working interest in a specified gas field owned by Statex and operated by a third party; and

    . . An amount equal to the excess (if any), for each of the eight consecutive quarters commencing January 1, 2000, of the "NYMEX WTI" average posted price for light sweet crude oil over $23.50 multiplied by 15,000 barrels per month (the aggregate of all such payments being limited to a maximum of $1 million).

  If the proposed sale of Statex is completed before the PSGH Merger closes, and based on the book value of PSGH's investment in Statex at December 31, 1999, PSG will record a net loss of approximately $800,000 or ($.14) per share. The separate contingent payments of up to a possible $300,000 and up to a possible $1 million described above will be recorded as income by PSG if and when received. Whether the proposed sale of Statex closes before or after the PSGH Merger or does not occur at all will not affect the $12.00 per share price that stockholders will receive if the PSGH Merger is completed.

                                THE SERP POLICY

  As indicated on page 12 of the Proxy Statement under the caption "SUMMARY -- The PSGH Merger Agreement -- Principal Conditions," the Merger Agreement defined the "SERP Policy" to include a policy covering the contractual payment obligations of Statex to its retirees as well as those of PSG to its retirees and current executive officers. In view of the pending disposition of Statex (see "PROPOSED PURCHASE PRICE FOR STATEX" above), the PSGH Board has waived the condition that the SERP policy cover the Statex payment obligations and, in consideration for this waiver, Heritage Trust has unconditionally undertaken that, if the pending Statex sale has not been completed prior to, or within 30 days from, the closing of the PSGH Merger, it will cause PSG to obtain an additional policy, substantially equivalent to the SERP policy issued at the closing, to cover the Statex payment obligations.

                                                                        ANNEX A

                          PSGH 1999 FINANCIAL RESULTS

  The following information is reproduced verbatim from PSGH's March 3, 2000 press release referred to on page 2 of the foregoing Supplement under the caption "PSGH 1999 FINANCIAL RESULTS." The information included in the same press release regarding the status of the PSGH Merger, the related litigation and the Statex LOI has been omitted and stockholders are referred to the information on those subjects contained in the foregoing Supplement (certain references under the caption "Forward-Looking Statements" in the press release and reproduced on page A-3 relate to the omitted information). Please see the table (shown on page A-2) of unusual items, which includes a charge to expenses for costs incurred in 1999 related to the PSGH Merger. Additional expenses related to the PSGH Merger and the related litigation have been and will be incurred subsequent to 1999.

      PS GROUP HOLDINGS, INC. REPORTS OPERATING RESULTS FOR THE YEAR 1999

  San Diego, CA, March 3, 2000--PS Group Holdings, Inc. (PSGH) reported today net income for 1999 of $3.8 million--$.63 per share--compared to net income of $3.2 million--$.52 per share--in 1998. Results from continuing operations for 1999 were net income of $3.6 million--$.60 per share--compared to net income of $3.2 million--$.52 per share--in 1998. 1998 results included the benefit of a fourth quarter $8.0 million--$1.32 per share--reduction of income tax liabilities recorded in prior years. Both 1999 and 1998 included additional unusual items--all of which are summarized below. Results for 1999 (both fourth quarter and the full year) reflect $.2 million--$.03 per share--of additional net income from discontinued operations related to the reduction in close down expenses for the fuel sales divisions.

Results for the Fourth Quarter of 1999

  Results for 1999's fourth quarter, which include the small benefit from the discontinued operations mentioned above and the other unusual item set forth below, were net income of $.5 million--$.09 per share--in 1999 compared to net income of $7.2 million--$1.20 per share--in 1998 (including the $8.0 million-- $1.32 per share--gain in 1998 related to the reduction of income tax liabilities). Results for continuing operations in the fourth quarter were net income of $.4 million--$.06 per share--in 1999 and net income of $7.2 million--$1.20 per share--in 1998's fourth quarter (including the $8.0 million--$1.32 per share--gain mentioned above).

Unusual Items Included in Results from Continuing Operations

  With the discontinuance of the fuel sales divisions in 1998, PSGH operates, through subsidiaries, three business segments--aircraft leasing, oil and gas production and development, and fuel storage and distribution (primarily facilities operated by third parties at two airports). Both 1999 and 1998 results from these continuing operations included unusual items which are summarized below (in thousands, except per share data):

                                           Increase (decrease) in earnings
                                                     after taxes
                                         -------------------------------------
                                          Fourth Quarter          Year
                                         ------------------ ------------------
                                         Amount   Per Share Amount   Per Share
                                         -------  --------- -------  ---------
1999 Continuing Operations
Unreimbursed transaction costs related
 to pending merger transaction.......... $  (450)   $(.08)  $  (450)  $ (.08)
Estimated additional investigation,
 remediation and litigation costs
 related to environmental issues at San
 Francisco International Airport........    (150)    (.02)     (150)    (.02)
Statex increased deferred compensation
 expense for two retirees...............       -        -      (131)    (.02)
Statex loss on swap agreements used to
 hedge volatility of oil prices.........    (217)    (.04)     (349)    (.06)
Gains on sale of aircraft:
  One MD-80 and one BAe 146 aircraft....     187      .03         -        -
  One MD-80 and six BAe 146 aircraft....       -        -       758      .12
                                         -------    -----   -------   ------
                                         $  (630)   $(.11)  $  (322)  $ (.06)
                                         =======    =====   =======   ======



                                           Increase (decrease) in earnings
                                                      after tax
                                         -------------------------------------
                                          Fourth Quarter          Year
                                         ------------------ ------------------
                                         Amount   Per Share Amount   Per Share
                                         -------  --------- -------  ---------
1998 Continuing Operations
Reduction in income tax liabilities
 recorded in prior years and no longer
 required due to a revised estimate of
 settlement for taxes and interest
 assessed by the State of California for
 the years 1987 through 1990 and a
 current evaluation of other deferred
 tax liabilities........................ $ 8,000    $1.32   $ 8,000   $ 1.32
Impairment loss on oil and gas property
 resulting from lower oil and gas
 prices.................................  (1,567)    (.26)   (7,585)   (1.25)
                                         -------    -----   -------   ------
                                         $ 6,433    $1.06   $   415   $  .07
                                         =======    =====   =======   ======

Segment Results

  Aircraft Leasing. Excluding the aircraft sale gains and the reduction in income tax liabilities in 1998, PSGHs aircraft leasing subsidiary, PS Group, Inc. (PSG), recorded slightly higher net income in 1999's fourth quarter and full year compared to the comparable periods in 1998 despite lower lease revenues. PSGs 1999 results were enhanced by lower interest expense (primarily from debt pay-downs) and an adjustment to lease revenues (primarily resulting from the sale of five BAe 146's early in 1999). These items more than offset the reduction in income from financing leases and fewer aircraft on lease due to the sale of the five BAe 146's in April 1999 and one MD-80 and the last BAe 146 in the fall of 1999.

  Oil and Gas Production and Development. Despite lower production, Statex recorded a small profit in the fourth quarter of 1999 and a break-even in the year 1999 (versus losses in the same periods in 1998) as a result of higher oil prices, lower depreciation, depletion and amortization (due to the write-down of oil properties in 1998), and cost controls. Fourth quarter 1999 results were reduced by after-tax reductions in revenue of $217,000--$(.04) per share--for losses on swap agreements used to hedge the volatility of oil prices. 1999 results were reduced by an after-tax expense of $131,000--$(.02) per share--to increase the deferred compensation of two retirees and by after-tax reductions in revenue of $349,000--$(.06 per share)--for losses on the swap agreements. Because of these swap agreements, over 40% of the benefit of higher oil prices did not flow through to Statex in the fourth quarter of 1999. These swap agreements, which were entered into to protect Statex from a decline in oil prices, continue through April 2000.

  Fuel Storage and Distribution. As a result of the environmental related expenses shown in the above table, PS Trading, Inc., PSGHs fuel storage and distribution subsidiary, recorded a net loss for the fourth quarter versus a net profit in 1998's fourth quarter. Net profits for 1999 were also reduced from 1998 due to added maintenance expenses.

Utilization of Tax Benefits

  With the sale of the seven aircraft in 1999, it is estimated that PSG has fully utilized its substantial federal net operating loss carryforwards and partially utilized its investment tax credit carryforwards ("ITC's"). As of year-end 1999, the estimated remaining tax benefits carryforwards total approximately $7.7 million for ITC's and $3.5 million for the alternative minimum tax.

Forward-Looking Statements

  The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Certain information included in this release may be deemed forward-looking, such as: the status of the proposed acquisition of PSGH; the status of the letter of intent to sell Statex and the effect of such sale, if it occurs, on the financial statements of PSGH; the usage and future availability of certain tax benefits; and the potential liability for environmental contamination at the San Francisco International Airport (SFIA), the related cost of remediation and pending potential litigation; the revised estimate of income tax liabilities due to the State of California and for other deferred tax liabilities; the estimated income tax liability; and the estimated fair value of oil and gas properties that was used in computing the impairment loss. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including, but not limited to: the possibility that the proposed acquisition of PSGH will not close; the possibility that the preliminary agreement regarding the proposed sale of Statex will not be completed; PSGH's ability to realize the remaining tax benefits; the uncertainties inherent in estimating the cost of environmental remediation and related pending and potential litigation at SFIA; the possibility of future adjustments to income tax liability; the possibility of future impairment losses related to oil and gas properties; the impact of the volatility of the prices of crude oil and natural gas prices on Statex; the amount of additional unreimbursed transaction and litigation expenses related to the pending merger transaction; the impact of economic conditions on each business segment; the impact of competition; the impact of governmental legislation and regulation and possible future changes therein; and other risks discussed in this press release and in filings PSGH has made with the Securities and Exchange Commission. Should any of such risks or uncertainties materialize or should other assumptions prove incorrect, actual results or outcomes may vary materially from those contemplated in such forward-looking statements. PSGH does not undertake to publicly update or revise its forward-looking statements.

                                     # # #

       CONTACT--LAWRENCE A. GUSKE, PS GROUP HOLDINGS, INC.--858.642.2982

                            PS Group Holdings, Inc.

           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)

                                                Three Months
                                                 Ended Dec.      Year Ended
                                                     31,          Dec. 31,
                                                -------------  ---------------
                                                 1999   1998    1999    1998
                                                ------ ------  ------- -------
Continuing operations:
  Revenues:
    Aircraft leasing........................... $3,360 $5,525  $17,300 $23,855
    Gains on aircraft sales....................    313      -    1,280       -
    Oil and gas production.....................  2,008  1,232    6,825   6,054
    Fuel storage and distribution..............    206    192      812     790
    Interest and other income..................    403    341    1,220   1,552
                                                ------ ------  ------- -------
                                                 6,290  7,290   27,437  32,251
                                                ------ ------  ------- -------
  Costs and expenses:
    Cost of sales..............................  1,381  1,058    4,517   5,131
    Depreciation, depletion and amortization...  1,274  2,448    7,256  11,892
    Impairment loss on oil & gas properties....      -  2,600        -  12,800
    Environmental remediation expenses.........    253      -      253       -
    General and administrative expenses........  1,741  1,307    4,396   3,452
    Interest expense...........................    977  1,336    4,654   6,957
                                                ------ ------  ------- -------
                                                 5,626  8,749   21,076  40,232
                                                ------ ------  ------- -------
  Income (loss) from continuing operations
   before taxes................................    664 (1,459)   6,361  (7,981)
  Provision (credit) for taxes.................    299 (8,689)   2,700 (11,142)
                                                ------ ------  ------- -------
      Income from continuing operations........    365  7,230    3,661   3,161
Discontinued operations, net of tax............    185      -      185       -
                                                ------ ------  ------- -------
      Net income............................... $  550 $7,230  $ 3,846 $ 3,161
                                                ====== ======  ======= =======
Basic and diluted net income per share:
  Continuing operations........................ $  .06 $ 1.20  $   .60 $   .52
  Discontinued operations......................    .03      -      .03       -
                                                ------ ------  ------- -------
      Net income per share..................... $  .09 $ 1.20  $   .63 $   .52
                                                ====== ======  ======= =======
Shares used in determining basic and diluted
 net income per share..........................  6,068  6,068    6,068   6,068
                                                ====== ======  ======= =======

                           If you have any questions
                              or need assistance
                          completing your proxy card
                                 please call:

                                   MacKenzie
                                 Partners, Inc.

                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (call collect)
                                       or
                         call toll-free (800) 322-2855

--------------------------------------------------------------------------------

PROXY                       PS GROUP HOLDINGS, INC.

                   PROXY FOR SPECIAL MEETING OF STOCKHOLDERS

                        (ADJOURNED UNTIL MARCH 23, 2000)

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  In connection with the reconvened session of the special meeting of stockholders of PS Group Holdings, Inc. to be held at the Wilshire Grand Hotel, 930 Wilshire Boulevard, Los Angeles, California at 8:00 a.m., Pacific time, on March 23, 2000 and all adjournments and postponements of the meeting, the undersigned stockholder appoints each of William H. Borthwick and J. P. Guerin as the undersigned stockholder's attorney and proxy, each with full power of substitution, to vote all shares of PS Group Holdings, Inc. common stock held by the undersigned stockholder as of the close of business on February 10, 2000
(i) as instructed on the other side of this card on THE PSGH MERGER PROPOSAL referred to on the other side of this card, and (ii) in their discretion on any other matters that may properly come before the special meeting and at all adjournments or postponements of the meeting. This proxy revokes all prior proxies given by the undersigned in connection with the special meeting.

  This proxy, when properly executed, will be voted in the manner directed herein. Where no vote is specified, this proxy will be voted "FOR" the PSGH
                                                              ---
Merger Proposal.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PSGH MERGER PROPOSAL.

                (Continued and to be signed on the other side.)

--------------------------------------------------------------------------------
                          -- FOLD AND DETACH HERE --

                         Your vote is important to us.

                        Please sign and date your proxy
                       on the reverse side of this card.

                       Please do not send us your stock
                                 ---
                       certificates at this time. If the
                         PSGH Merger is completed, we
                            will send you detailed
                       instructions as to how to submit
                       your stock certificates in order
                       to receive the cash consideration
                               for your shares.

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                                                                    Please mark
                                                            [X]     your votes
                                                                     like this

Please specify your choice by marking the appropriate box below. If no choice is marked, your shares will be voted FOR the PSGH Merger Proposal referred to below

The Board of Directors unanimously recommends a vote FOR the PSGH Merger

Proposal referred to below

THE PSGH MERGER PROPOSAL: To approve and adopt the PSGH Merger Agreement and
------------------------
the PSGH Merger, as more completely described in the Proxy Statement

In their discretion, the proxy holders are hereby authorized to vote on such other business as may properly come before the special meeting or any adjournments or postponements, including, if submitted, a motion to adjourn the special meeting to another time or place for the purpose of soliciting additional proxies in favor of the PSGH Merger Proposal. (If you vote any of your shares "Against" the PSGH Merger Proposal, those shares will not be voted in favor of any adjournment motion submitted for that purpose.)

                            For    Against     Abstain
                            [_]      [_]         [_]

Please mark above, then date, this Proxy and sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee, guardian or other representative, give your full title as such. If your shares are held of record by a corporation, sign in its full corporate name by an authorized officer, stating his/her title. If your shares are held of record by a partnership, limited liability company or other legal entity, sign in the full name of the entity by an authorized person, stating his/her authority.

PLEASE VOTE, SIGN DATE AND RETURN THIS PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE U.S.A.


Signature(s) __________________________ Dated: ________________________________

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                          -- FOLD AND DETACH HERE --

                  Even if you plan to join us at the meeting,

                                Please . . . .

                       Sign, date and return your proxy
                    in the enclosed, postage paid envelope

                                   Thank You